SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)


Check the appropriate box:

[X]   Preliminary Information Statement

[  ]  Confidential, For Use of the Commission only
      (as permitted by Rule 14c-5(d)(2))

[  ]  Definitive Information Statement


                                  NESTOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (1) Amount Previously Paid:
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



                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                         Providence, Rhode Island 02914


                              INFORMATION STATEMENT
                   PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                                August __, 2002

REVISED PRELIMINARY COPY
------------------------

     The purpose of this information statement (this "Information Statement") is to inform the holders of record, as of the close of business on August 5, 2002 (the "Record Date"), of shares of: (i) common stock, par value $.01 per share (the "Common Stock") and (ii) Series B Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of Nestor, Inc., a Delaware corporation ("Nestor" or the "Company"), that the Company will enter into an agreement that contemplates the assignment of a significant asset of the Company as a means of funding for the Company to meet its short-term cash flow requirements.

     The Company is required to send this Information Statement to its stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended. While you are not required to take any action in response to this Information Statement, we urge you to read it carefully. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is first being furnished by the Company to its stockholders on or about August 30, 2002.


                               SUMMARY TERM SHEET
                               ------------------

     The Company has entered into a Memorandum of Understanding (the "MOU") with Churchill Lane Associates, LLC ("CLA") providing for the assignment to CLA of the Company's rights to royalty income under a license agreement between the Company and ACI Worldwide Inc. ("ACI") for the Company's PRISM(R) fraud detection technology. CLA is company that is owned and controlled by three of the Company's nine directors who collectively are the beneficial owners of approximately 16.4% of the Company's outstanding capital stock. For the period from February 1, 2001 through June 30, 2002, the Company received approximately $2.3 million in payments for ACI's use of the Company's PRISM(R) technology under the license agreement, consisting of a one-time initial license fee of $1.1 million and $1.2 million in royalties. The purchase price for the assignment of royalty rights will be paid in cash by CLA from available funds and is not subject to any financing arrangements.

The principal terms of the transaction are as follows:

     o All rights to royalties payable to the Company (in perpetuity), pursuant to the license agreement with ACI, will be assigned to CLA.

     o CLA will pay the Company $3.1 million in cash for the irrevocable assignment of all of its royalty rights under the license (net of costs and expenses incurred by the Company in connection with the license agreement) from July 1, 2002 and in perpetuity.

     o No obligations or other rights of the Company are being transferred or assigned to CLA.

     o In the event that the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU, the Company will be required to pay CLA a break-up fee of $93,000.

     For additional information regarding the transaction described herein, see the section entitled "Terms of the Transaction" beginning on page 8 of this Information Statement.


                   BACKGROUND AND REASONS FOR THE TRANSACTION
                   ------------------------------------------

     Background. Effective September 12, 2001, the Company and Nestor Traffic Systems, Inc. ("NTS"), which was previously 34.62% owned by the Company, underwent a significant reorganization whereby NTS became a wholly-owned subsidiary of the Company. The reorganization provided a total investment by NTS Investors, LLC ("NTS Investors") of approximately $8 million including cancellation of a $4 million Secured Note Agreement.

     David Polak, who is a director of the Company, is also the manager of NTS Investors. J. Steven Emerson, who is a director of the Company, is also a member of NTS Investors.

     Since the Company's reorganization, the Company and NTS have continued to make progress in executing contracts with municipalities for the use of their products. Although the Company expects to have a positive cash flow and the ability to self-fund its operations once the additional traffic systems become operational, the Company now lacks sufficient cash to meet its short-term obligations and fund its operations in the near future and risks bankruptcy if it does not immediately obtain additional financing.

     The Company determined that selling its right to receive royalties under the ACI license was its best course of action and entered into the MOU with CLA for the following reasons:

     o The Company is currently expending cash in excess of cash generated from operations, as revenues are not yet sufficient to support present or future operations.

     o The Company's cash and working capital position raises substantial doubt about the Company's ability to continue as a going concern without immediate additional financing.

     o The Company was unable to obtain additional financing from its current lenders and other sources.

     o The monthly payments received by the Company under the ACI license do not provide enough cash for the Company to meet its short-term obligations.

     o Pursuant to the license agreement with ACI and a license agreement with Retail Decisions, Inc. ("ReD") entered into on May 18, 2001, these resellers were granted co-exclusive rights to use the Company's PRISM(R) technology and the Company could no longer grant additional licenses to other parties for the use of its PRISM(R) technology.

     o The Company's most readily saleable asset is its royalty income under the ACI license and the Company could sell this asset in order to convert a monthly cash flow into a large immediately available source of funds.

     o CLA's offer to purchase the Company's royalty rights under the ACI license was the most favorable offer received by the Company.

     o The MOU provides a schedule for advances to the Company by CLA of up to $1.3 million to provide interim financing to the Company during the period prior to the closing.

     o The Company would have been unable to meet its payroll and other short-term payment obligations without the interim financing provided by CLA under the MOU.

     o As of August 20, 2002, the Company had 139 CrossingGuard approaches under contract, of which 37 approaches were installed and 102 approaches were in various stages of selection, analysis and delivery. To complete these uninstalled approaches, the Company needs to raise additional capital (in addition to the capital obtained through the proposed transaction) to cover the equipment, construction and delivery costs.

     CLA is a limited liability company that is owned and controlled by Alan M. Wiener, Alvin J. Siteman and Robert M. Carroll. Messrs. Wiener, Siteman and Carroll are directors of the Company who collectively are the beneficial owners of 8,320,971 shares of Common Stock, representing approximately 16.4% of the Company's outstanding capital stock. Mr. Wiener is also Chairman of the Company's Board of Directors. Except for their interest as principals of CLA, Messrs. Wiener, Siteman and Carroll do not have any direct or indirect interest in the proposed assignment of royalty rights under the ACI license.

     ACI LICENSE. The license agreement with ACI was entered into by the Company and ACI on February 1, 2001 and provides ACI with a non-exclusive right to integrate and distribute all of the Company's PRISM(R) and fraud detection products throughout ACI's worldwide sales and support network. The Company's PRISM(R) fraud detection solutions help financial institutions detect and prevent fraudulent payments, manage merchant risks and identify illicit account usage (money laundering). The Company's PRISM(R) fraud detection products are used by many of the world's largest financial institutions and represented approximately 87% of the Company's 2001 revenues.

     The February 1, 2001 agreement replaced an existing license agreement with ACI dated April 28, 1998. The ACI license is perpetual, non-revocable, non-transferable and non-exclusive. On May 18, 2001, the Company granted an exclusive license to ReD for the use of PRISM(R) (subject to the ACI license), having the effect of creating co-exclusive rights for ACI and ReD to use the Company's PRISM(R) technology.

     ACI paid $1.1 million (a one-time initial license fee) to the Company over the four months following February 1, 2001. The ACI license requires the payment of a 15% royalty (effective since February 1, 2002), but no guaranteed minimum royalty payments are required. Although ACI was required to make guaranteed minimum royalty payments during the first year in an amount of approximately $500,000, the Company reported (exclusive of the initial license fee) $590,000 in royalties from ACI during the period from February 1, 2001 through December 31, 2001 and $635,000 in royalties during the six-month period from January 1, 2002 through June 30, 2002. Royalties under the ACI license are paid directly to the Company on a monthly basis.

     Additionally, ACI hired twelve of the Company's engineering, modeling, and customer support employees and assumes responsibility for product enhancements, installation, modeling, and support for ACI licensees. During the Company's fiscal year ended December 31, 2001, ACI accounted for approximately 52% of the Company's revenues and during the fiscal year ended December 31, 2000, ACI accounted for approximately 65% of the Company's revenues.

     NESTOR TRAFFIC SYSTEMS, INC. Nestor has granted an exclusive license to NTS for application of its technology in the field of traffic management applications. Under the NTS license, NTS owes Nestor a royalty equal to 10% of gross profit (gross revenues less third-party costs of sales) realized from products using the technology covered by the license. The license requires minimum annual royalties to retain exclusive rights of $125,000 in 2001, increasing to $1.0 million per year beginning in 2005. The ability of NTS to fund its operations and generate revenues is critical to Nestor's future financial success and results of operations.

     On June 28, 2001, NTS entered into a $6.1 million Master Lease Purchase Agreement with Electronic Data Systems Corporation ("EDS"), pursuant to which EDS agreed to finance up to a total of 116 of NTS's video-based traffic-signal monitoring systems, together with all services and facilities to be furnished by or on behalf of NTS for the installation, completion and achievement of operational status of such systems (the "EDS Agreement"). Pursuant to the EDS Agreement, EDS shall, when directed by NTS upon the satisfactory completion of certain conditions: (i) acquire each system (or advance NTS the funds to acquire such system) directly from the manufacturer or supplier of such system at a cost of $53,053 per system, and (ii) lease such system to NTS in accordance with the terms and conditions set forth in the EDS Agreement.

     EDS currently provides back-office citation processing and management services on behalf of NTS and its customers for CrossingGuard(R) installations pursuant to a ten-year agreement entered into on March 30, 2001. The services provided by EDS include citation printing, mailing, telephone inquiry, reporting, interface to court and NTS systems, and collection tracking and reporting. NTS had agreed to pay EDS a monthly minimum fee (subject to credit for actual ticket fees) starting August 2001 at $21,000 per month and, effective January 1, 2002, at $35,000 per month. NTS may terminate the contract without cause for an initial termination fee of $100,000 decreasing to $0 by year six of the agreement.

     NTS is currently at approximately $3,200,000 of system lease financing under the EDS Agreement and EDS has informed NTS that it will not extend additional financing. However, pursuant to a letter agreement between NTS and EDS, dated July 18, 2002, the EDS Agreement will be modified to provide: (i) a moratorium on NTS' interest obligations under the lease for the period from July 1, 2002 through June 30, 2003; (ii) a moratorium on all principal repayments through June 30, 2003, at which time regular monthly payments will resume; (iii) all lease payments in arrears as of June 30, 2002 will be accrued and payable as follows: $150,000 on September 30, 2003, $100,000 on December 31, 2003 and
$100,000 on March 30, 2004; and (iv) effective July 1, 2002, the interest rate factor upon which the lease payments are based will be lowered from approximately 19% to 12% per annum. These modifications were initiated because the Company was delinquent on payments and was not in compliance with the EDS Agreement.

     In addition, EDS has agreed to amend the Services Agreement by: (i) eliminating the monthly minimum fee; (ii) reducing the per ticket processing fees charged; (iii) obtaining a license to the Company's CrossingGuard citation composer software to support their services; and (iv) applying the amendments retroactive to January 1, 2002.

     REASONS FOR THE TRANSACTION. Since early 2002, the Company has been actively seeking additional sources of financing. The Company needs additional capital in order to carry out product delivery efforts under current contracts, underwrite the delivery costs of future systems delivered under turnkey agreements with municipalities, for continued development and upgrading of its products, for customer support and for other operating uses. If the Company does not raise additional capital in the near future, the Company believes it will become obligated to cease many of its operations and/or file for bankruptcy.

     The purpose and goal of the proposed transaction is to provide the Company with the available cash it needs immediately in order to continue to operate its business, pay its short-term obligations and avoid bankruptcy. As of August 20, 2002, CLA has advanced a total of approximately $1.1 million to the Company in deposits towards the purchase price for the royalty rights, which deposits (in addition to any other deposits made after such date) will be offset against the total amount due to the Company at the closing of the transaction. As of August 20, 2002, the Company has used approximately $800,000 of such deposits in order pay its operating expenses. These deposits have allowed and will allow the Company to meet its short-term obligations and cash-flow requirements for the past several weeks and until the closing of the transaction.

     The Company currently has approximately $350,000 per month in operating expenses and believes that the funds it will receive in the proposed transaction will be adequate to support the Company's operating expenses for the next six to nine months. The Company believes that the funds from the proposed transaction will allow the Company to continue to operate until the Company achieves a positive cash flow and the ability to self-fund its operations or until the Company is able to obtain additional financing, but there can be no assurances that the Company will succeed in its efforts to do so. The Company expects to have a positive cash flow and the ability to self-fund its operations when approximately half of the additional traffic systems it has sold become operational and believes that these additional traffic systems will become operational within the next 12 months. The Company estimates that it will need at least an additional $3 million (in addition to the funds obtained through the sale of royalty rights under the ACI license) to support the Company's system equipment, construction and delivery costs, continued product development and upgrading costs, customer support and other long-term obligations for the next 12 months.

     EVENTS LEADING TO THE PROPOSED TRANSACTION. On March 8, 2002, pursuant to a letter agreement (the "Aramar Agreement"), the Company engaged Aramar Capital Group, LLC ("Aramar") to assist and represent the Company as its non-exclusive financial advisor in connection with obtaining additional financing for the Company and the possible sale of the Company or any of its assets, business or equity, debt or other securities. Pursuant to the Aramar Agreement, Aramar will be entitled to a transaction fee in the event of a sale or financing of the Company (with a party or parties introduced to the Company by Aramar or contacted by Aramar at the Company's request) by means of any merger, consolidation, recapitalization, change of control transaction, joint venture, business combination, exchange offer or purchase or sale of securities or assets if any such transaction is consummated within twelve months after termination of the Aramar Agreement. Aramar was not requested to make a presentation to the Company's board of directors regarding the assignment to CLA of royalty rights under the ACI license, did not initiate or advise the Company on the transaction and will not be entitled to a transaction fee as a result of the proposed transaction. However, Aramar continues to seek additional sources of financing for the Company under the Aramar Agreement and the Company is obligated to pay Aramar a nonrefundable fee of $7,500 per month for such advisory services. As of August 20, 2002, The Company has paid a total of $16,220 to Aramar and owes Aramar approximately $30,000 for such advisory services but has not paid and does not owe Aramar any transaction fees.

     In its efforts to identify potential sources of financing or strategic partners for the Company, the Company and Aramar created a confidential profile on the Company and between March, 2002 and July, 2002, identified and contacted over 70 potential sources. The potential sources consisted primarily of mid-to-large size companies in the traffic product and financing businesses. Of the over 70 potential sources that were contacted, 26 expressed preliminary interest in a financing or strategic arrangement with the Company. The group of interested sources was supplied with additional information about the Company and/or potential transactions, which resulted in meetings and/or conference calls between Aramar and six of the potential sources during the period from April 2002 to August 2002. When the Company entered into the MOU with CLA, none of the potential sources had made any offers for financing or strategic arrangements and the Company did not enter into negotiations with any of the potential sources. As of the date of this Information Statement, the Company still does not have any offers from potential sources that were contacted by Aramar.

     On May 21, 2002, ACI approached the Company expressing an interest in purchasing the royalty rights under the ACI license, following ACI's review of the Company's Forms 10-K and 10-Q for December 31, 2001 and March 31, 2002, respectively. The Company indicated its interest and on June 18, 2002, ACI offered to purchase the royalty rights under the ACI license for approximately $2.9 million, consisting of $2.3 million in cash and 2,500,000 shares of Common Stock of the Company owned by ACI (based on its value of approximately $.24 per share at the time of the offer). On June 26, 2002, ACI increased its offer to approximately $3.0 million, consisting of $2.4 million and the 2,500,000 shares of Common Stock (based on its value of approximately $.25 per share at the time of the offer). On or around June 26, 2002, Nigel Hebborn, the Company's President, Chief Executive Officer and Chief Financial Officer, prepared a present value calculation of the royalty rights under the ACI license, which was presented to and reviewed by the board of directors (including Messrs. Wiener, Siteman and Carroll) on June 28, 2002. Pursuant to telephone calls and correspondence between and among the directors during the several days after receiving ACI's offer, the directors decided not to accept ACI's offer because the Company needed available cash and intended to negotiate an all cash offer. During the same time period, directors Alan M. Wiener, Alvin J. Siteman and Robert M. Carroll, the principals of CLA, discussed the possibility of effecting a transaction between the Company and CLA for the sale of royalty rights under the ACI license.

     On or around June 28, 2002, CLA made an offer to purchase the royalty rights under the ACI license for $3.1 million in cash. During the period from June 28, 2002 to July 11, 2002, the board considered and rejected the other options available to the Company (as described below) and determined that the CLA offer was the most favorable course of action available. At a July 11, 2002 meeting of the board, the CLA offer was approved by all six of the Company's directors who do not have a direct interest in the transaction. CLA indicated that it would not increase its offer because it believed that $3.1 million represented the fair value of the royalty rights under the ACI license. Since the Company did not anticipate receiving any higher offers, needed funds immediately and determined that the CLA offer was fair and reasonable to the Company, the Company entered into the MOU with CLA.

     On July 15, 2002, the Company received a modified offer from ACI to purchase the royalty rights under the ACI license for $2,450,000 in cash with no stock, which the Company rejected because it was lower than the CLA offer. On August 1, 2002, the Company received a further modified offer from ACI to purchase the royalty rights under the ACI license for $3.0 million in cash with no stock, which the Company also rejected because the Company had already received and accepted a higher offer from CLA and ACI had confirmed that it would not surpass the CLA offer.

     APPROVAL OF THE CLA OFFER. The board of directors of the Company determined that the sale to CLA of royalty rights under the ACI license would be in the best interest of the stockholders due to the Company's critical need for additional financing. On July 11, 2002, the CLA offer was unanimously approved by the Company's directors who do not have a direct interest in the proposed transaction.

     The board of directors considered the following positive factors in approving the CLA offer:

     o The Company needed additional funds immediately and CLA indicated that it was willing to consummate the transaction as soon as possible.

     o The CLA offer included a schedule for advances to the Company by CLA of up to $1.3 million to provide interim financing to the Company during the period prior to the closing.

     o The CLA offer was an all cash offer and the highest offer received by the Company.

     o The purchase price under the CLA offer will be paid from available funds and is not subject to any financing arrangements.

     o The terms and provisions of CLA's offer were fair and reasonable to the Company and its stockholders.

     The board of directors considered the following negative factors in approving the CLA offer:

     o    The Company was selling its most significant income-producing asset.

     o The projected present value of the CLA offer was based on estimates of future performance.

     o The Company was giving up its right to all future royalty payments under the ACI license.

     The board of directors considered and rejected the following other options:

     o ACI's offer to purchase the royalty rights under the ACI license for $3.0 million, consisting of $2.4 million in cash and 2,500,000 shares of Common Stock of the Company, which the Board rejected because repurchasing stock of the Company was not a favorable alternative in light of the Company's critical need for available cash and the volatility of the market value of the Company's stock.

     o ACI's offer to purchase the royalty rights under the ACI license for $3.0 million in cash, which the Company rejected in favor of the CLA offer which was already agreed to, provided immediate cash advances to the Company and a higher purchase price than the ACI offer.

     o Selling other assets of the Company instead of the royalties under the ACI license, which the Board rejected because the Company does not have any other readily saleable assets that would provide as much cash as the sale of royalty rights under the ACI license.

     o Obtaining additional debt or equity financing from existing or other investors, which was not available due to the absence of available and willing investors.

     o Further operating reductions and/or cessation of all or most of the Company's operating activities, which the Board rejected because any hope for the Company's success in the future depends on the additional traffic systems (which are in various stages of delivery) becoming operational.

     o Waiting for offers from other parties or a more favorable offer from ACI, which the Board rejected because of: (i) the Company's critical financial position and immediate need for financing, (ii) confirmation from ACI that it would not increase its offer and (iii) restrictions under the ACI license that prohibit the Company from disclosing information regarding ACI customers and pricing, thus precluding the Company from seeking other offers for the ACI royalties.

     o Filing for bankruptcy, which the Board rejected because the Board believed it would not be in the best interests of the Company and its stockholders.

     The board of directors of the Company approved the CLA offer for the following reasons:

     o The Company's critical financial position and immediate need for additional financing to cover a pending payroll, meet its short-term obligations and avoid the risk of bankruptcy.

     o The CLA offer included a schedule for advances to the Company by CLA of up to $1.3 million to provide interim financing to the Company during the period prior to the closing.

     o The CLA offer was an all cash offer and the highest offer received by the Company.

     o The purchase price under the CLA offer will be paid from available funds and is not subject to any financing arrangements.

     o    NTS' failure to obtain additional system lease financing from EDS.

     o The lack of any other favorable offers for the royalty rights under the ACI license and the lack of alternative sources of debt or equity financing.

     o The board of directors' determination that the proposed terms of the transaction and the purchase price for the assignment of the royalty rights under the ACI license were fair and reasonable and in the best interests of the Company and its stockholders.

     o The Company's projected valuation of the future royalty payments under the ACI license, which supports a present value of over $3.0 million using a 35% pre-tax discount rate over five years of projected cash flows.

     The Board prepared and considered projections for future royalty payments under the ACI license. The present valuation of the royalties under the ACI license was calculated by applying a 35% pre-tax discount rate to the value of 15% (the royalty rate payable to the Company under the ACI license) of the sum of: (A) the number of existing licenses multiplied by the average of the sum of monthly license fees and other fees currently being collected per existing license; and (B) the projected number of new licenses that will be sold, multiplied by the average of the sum of initial license fees, monthly license fees and other fees currently being collected per existing license.

     The present valuation of the royalty rights under the ACI license assumes that:

     o Royalties would be collected for five years following the assignment of royalty rights under the ACI license. This assumption was based on the fact that the license has been in effect since 1996 and the effectiveness of the product and/or technology may diminish over time.

     o One new PRISM(R)license would be sold each quarter during the five year period following the assignment of the royalty rights under the ACI license. This assumption was based on historical performance - an average of approximately 1.5 licenses per quarter from 1997 through 2001 have been sold under the ACI license, so the Board assumed one license per quarter on the assumption that licenses will become more difficult to sell in the future due in part to initial market penetration, new competitors and related market factors and the fact that ReD was granted co-exclusive rights to sell PRISM(R)licenses. The effect of more than one PRISM(R)license being sold per quarter would increase the present value of the royalties and the effect of less than one PRISM(R)license being sold per quarter would reduce the present value of the royalties. The Company projects that the probability of selling more than one license per quarter is equal to the probability of selling less than one license per quarter.

     o Existing licenses will not be renewed or extended at a rate of 10% per year, resulting in monthly license fee cash flows declining at a rate of 10% per year, except in 2004. In 2004 cash flows decline 30% from 2003 based on expectations of fewer customer renewals of their PRISM(R) licenses. The present valuation includes this assumption of declining cash flows because current customers who generate royalties will be lost due to sublicense expiration and non-renewals, and possibly, mergers and acquisitions within the banking industry that eliminate the need for PRISM(R). The Company believes that this assumption is reasonable based on the nature of software and the nature of the licensees of the PRISM(R)software.

     o A 35% pre-tax discount rate over five years of cash flows. Based on the inherent risk present in a company the size of Nestor, the variability of the assumptions used, and the fact that no financing options were available, the board concluded that a cost of capital rate of 35% was acceptable.

     In light of the Company's critical financial position, the fact that the CLA offer exceeded the offer of the holder of the ACI license itself, approval by all of the Company's disinterested directors and the Board's determination that the proposed transaction was fair and reasonable to the Company and its stockholders, the Board did not obtain any independent evaluations of the proposed transaction.

     TERMS OF THE TRANSACTION. On July 15, 2002, the Company and CLA entered into the MOU, which is binding on the Company and provides for the assignment to CLA of all rights to royalties payable to the Company pursuant to the ACI license. The assignment will be consummated upon the execution by the parties of a definitive assignment agreement reasonably satisfactory to both parties and the consent of ACI to the transfer. The parties intend to execute the definitive assignment agreement and consummate the transaction 20 days after the definitive Information Statement is distributed to the Company's stockholders. The MOU also provides a schedule for advances to the Company by CLA of up to $1.3 million to provide interim financing to the Company during the period prior to the closing. Upon closing, CLA will pay the Company $3.1 million in cash for the irrevocable assignment of all of its royalty rights under the ACI license (less advances and net of costs and expenses incurred by the Company in connection with the license agreement) from July 1, 2002 and in perpetuity. No obligations or other rights of the Company are being transferred or assigned to CLA.

     The MOU will terminate and the Company will be obligated to refund any deposits, plus interest at an annualized rate of 12%, if certain conditions are not satisfied or waived by CLA, including: (i) ACI fails to consent to the transfer by August 14, 2002 (which condition is expected to be waived by CLA because ACI's consent has been obtained); (ii) the closing of the transfer does not take place by September 30, 2002, through no fault of CLA; (iii) the Company fails to obtain the written consent of at least 51% of the outstanding voting shares of stock; or (iv) the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU. In addition, in the event that the Company accepts and closes on an alternative financial transaction and, as a result, terminates the MOU, the Company must pay CLA a break-up fee of $93,000. The Company expects that all of these conditions will be satisfied or waived, as indicated, by CLA.

     The MOU does not provide for any minimum license sale requirements (on the part of the Company or ACI) or guaranteed minimum royalty payments to CLA. The Company expects that CLA will be paid directly by ACI or payments will be made into an account controlled by CLA. On August 6, 2002, ACI agreed to consent to the sale of royalty rights to CLA in exchange for the right to use PRISM(R) to provide processing services to third parties and the right to sublicense PRISM(R) to affiliates of ACI to provide processing services to third parties. ACI will not receive any other consideration for its consent to the assignment of royalty rights under the ACI license.

     USE OF PROCEEDS. The purchase price for the assignment of royalty rights will be paid in cash by CLA from available funds and is not subject to any financing arrangements. The Company has been using the advances from CLA and will use the remainder of the purchase price to pay its operating expenses and other short-term obligations.

     REGULATORY APPROVALS. No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the transactions described in this Information Statement.

     FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. The net proceeds from the assignment of the royalty rights under the ACI license will be taxable as ordinary income to the Company. However, the Company anticipates that its current and prior year net operating losses will be sufficient to offset a majority of this income.

     RIGHTS OF SECURITY HOLDERS. The Company's security holders do not have dissenters' rights of appraisal under Delaware law in connection with this Information Statement or the transaction described herein. No consideration is being offered to security holders in connection with this Information Statement or the transaction described herein. There will be no changes to the rights of the Company's security holders as a result of the transaction described in this Information Statement.



                               COMPANY INFORMATION
                               -------------------

GENERAL

     With the sale of the Company's royalty rights under the ACI license, the Company, through its subsidiary NTS, will focus on and continue to devote its resources to the sale and installation of its products and provision of its services in intelligent traffic-management systems ("ITS") market. Nestor and NTS license their patented intelligent software solutions for decision and data-mining  applications  in real-time  environments.  Nestor  products  employ proprietary neural network predictive models and other algorithms to convert existing data and business experiences into meaningful recommendations and actions. Nestor has designed and developed software products that can bring additional value through proprietary software and information-management knowledge.

     NTS is an emerging leader in providing innovative, video-based monitoring systems and services for traffic management and safety. NTS incorporates its patented pattern-recognition technologies into intelligent, real-time solutions that promote traffic efficiency, intersection safety, and railway grade crossing monitoring and safety. In the past, NTS has developed and marketed CrossingGuard(R), Rail CrossingGuard(R), and TrafficVision(R). These products are a combination of Nestor-developed software and modular hardware components that provide monitoring for traffic-data collection, control of traffic flows, enforcement and emergency response. These products are flexible and can be configured to a wide range of road configurations, including open roads and intersections.

RECENT DEVELOPMENTS

     In June 2002, the Company underwent a significant restructuring involving management changes and cost control to lower personnel and facilities expenses as the Company refocused its efforts solely on its red-light video enforcement contracts for CrossingGuard(R) installations. The Company terminated 19 full-time employees, affecting all departments, and offices were consolidated into smaller facilities.

PRODUCTS

     The Company's traffic enforcement products use high speed image processing and target-tracking technology applied to real-time video scenes. The products use software and video cameras to detect a range of traffic-related elements at highways, intersections, and grade crossings.

     CROSSINGGUARD. CrossingGuard(R) is an automated, video-based monitoring system that predicts and records the occurrence of a red light violation. The software, through a video camera, tracks vehicles approaching an intersection. Based on the vehicle's speed, acceleration, and distance from the intersection, the system predicts whether a red light violation will occur. If a violation is expected to occur, the system can send a signal to the traffic controller to request a brief extension of the red phase for cross traffic. This helps prevent a collision between the violator and vehicles in the cross traffic accelerating on a green signal. The system simultaneously records the violation sequence, including a close-up of the vehicle and license plate, and transmits video evidence electronically to the police department, which reviews the violation and issues a citation.

     The Company provides a complete turnkey solution, offering violation review, citation preparation and processing, billing and collection, court scheduling, evidence, and resolution. In addition, the Company provides direct, remote, and online equipment monitoring and maintenance through local contractors.

     The CrossingGuard(R) system consists of a video camera installed on top of a roadside pole or mast arms. A personal computer is installed in the traffic controller cabinet or in an enclosure by the wayside. High-speed communications transmit video and data from the intersection to a designated facility for processing. The facility is equipped with a CrossingGuard(R) Server PC that receives and stores violation data and supports authorized viewing of violation video sequences.

     CrossingGuard(R) is built upon standard PC hardware and software components. This design provides the reliability and performance benefits of PC hardware and the ability to upgrade and add functionalities as needed. The Company purchases components from third party vendors, built in accordance with Nestor's specifications, and the systems are installed by local contractors.

     CROSSINGGUARD(R) VIP. The CrossingGuard Video Intersection Profiling (VIP) program is a proprietary tool that the Company has developed to help municipalities pre-qualify intersections. Since violation rates can range from an average of a few per day to 50 per hour, the system helps the municipality develop an estimate of safety issues at a given intersection and the long-term ticket volume by counting and profiling violations for all directions at a particular intersection.

     CROSSINGGUARD(R) SERVICES. CrossingGuard(R) Services is the complete package of services and support that can be customized to a client's needs. It consists of site planning and equipment installation, equipment maintenance, user training and support, violation review, citation preparation and processing, account management, toll free hotline support, public education, and expert testimony.

PRICING

     Nestor offers a variety of pricing programs, depending on the needs of the particular client. In most cases, Nestor assumes responsibility for the cost of installation. The Company earns a fee that typically ranges from $25 to $100 per ticket or 50% to 80% of the total citation fee, subject to a monthly minimum fee of $2,400 to $4,900 per approach. The per ticket fees depend on the extent of services provided and on the widely varying state violation penalties. Nestor offers its superior products and services at rates that are competitive with other providers.

     Nestor also can structure an arrangement whereby the municipality funds all or part of the upfront costs and Nestor earns a smaller per ticket or monthly fee. This structure satisfies clients seeking to avoid a performance-based arrangement.

SALES AND MARKETING

     The Company is in the process of transitioning itself from a technology driven business to a sales and marketing enterprise. Currently, the Company markets its products and services to municipalities, governmental traffic management departments, or their integrators through its Providence and San Diego based two-person direct sales force. Since the traffic products require technical assistance during the sales and installation processes, the Company also maintains an in-house staff of eight engineers.

INDUSTRY

     The extremely under-penetrated red light enforcement market represents significant potential for Nestor's products and services. According to the Insurance Institute for Highway Safety, 40% of all crashes occur at intersections. The Federal Highway Administration estimates that, in 1999, red light violations resulted in 106,000 crashes, 89,000 injuries, and 1,036 deaths. More than half of the deaths were pedestrians and occupants in other vehicles hit by red light runners. The problem continues to get worse over time, with an 18% increase in intersection related fatalities from 1992 through 1998, as compared to a 5% overall increase in traffic related fatalities. The economic impact of accidents that result from red light violations is estimated at $7 billion annually. There are over 300,000 signalized intersections in the U.S. alone comprising over 1,000,000 approaches, and cameras have been installed at less than 0.1% of these intersections.

     Ninety-one percent of Americans fear being hit at an intersection by a red light violator. Practical considerations make enforcement by police officers at every intersection impossible and extremely uneconomical. In addition, there is strong public support for red light cameras at intersections, because such systems are perceived to increase safety. In fact, according to the Insurance Institute for Highway Safety, over 80% of people polled are in favor of red light cameras. The program has found support from the National Campaign to Stop Red Light Running as a means to change drivers' behavior through consistent enforcement. A study of 50 U.S. communities by the Institute of Highway Safety indicates that red light camera programs reduced red light running by approximately 40%. The California Board of Audits' statewide review of red light camera programs found a 10% drop in accidents caused by red light runners after the implementation of the program. Conversely, red light crashes increased 14% in San Diego after the suspension of the red light camera program.

COMPETITION

     The Company believes that CrossingGuard(R) is more technologically advanced than most competing systems for traffic safety enforcement. Its competition generally consists of first generation "wet film" red light camera systems. These systems rely on in-ground sensor loops and wet film, or on digital still cameras that record only a few frames of evidence regarding a violation. For wet film systems, there is the added burden of retrieving, replacing, developing, and scanning the film.

     CrossingGuard(R), on the other hand, is installed above the ground, on roadside poles or mast arms. (This helps avoid some of the logistical problems associated with installing in-ground sensors at an intersection.) In case of a dispute, unlike other systems, the violation video sequence has the ability to provide an instant replay of the event. Its digital video evidence consists of both front and rear vehicle images and is viewed by the police who then issue (or give authorization to issue) a citation. This ensures fairness so that violations may not be issued out of context (e.g., if the violation occurred to make way for an emergency vehicle, as part of a funeral procession, or to avoid a crash). In addition, a high conviction rate resulting from the extensive evidence saves court time and money, making the Company's video evidence preferred by city councils, law enforcement officials, courts, and the general public.

PRINCIPAL EXECUTIVE OFFICES

     The address of the Company's principal executive offices and its telephone number is:

                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                         Providence, Rhode Island 02914
                            Telephone: (401) 434-5522

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
              -----------------------------------------------------

     The unaudited pro forma consolidated statements of operations for the six-months ended and quarter ended June 30, 2002 give effect to the CLA transaction as if it had occurred on the first day of the respective period. The unaudited pro forma consolidated balance sheet as of June 30, 2002 gives effect to the CLA transaction as if it had occurred on June 30, 2002.

     Nestor believes the accounting used for the pro forma adjustments provides a reasonable basis on which to present the unaudited pro forma consolidated financial statements. The pro forma consolidated statements of operations and financial position are unaudited and were derived by adjusting the historical consolidated financial statements of Nestor and NTS. The unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of Nestor's consolidated financial position or results of operations had the transaction been consummated on the dates assumed and do not project Nestor's consolidated financial position or results of operations for any future date or period.

     The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the Nestor historical consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.



                                 NESTOR, INC. AND SUBSIDIARIES
                         UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                        AT JUNE 30, 2002


                                                    Nestor        Pro forma        Pro forma
                                                  Consolidated    Adjustments     Consolidated
                                                  ------------    -----------     ------------
ASSETS
Current assets:
Cash and cash equivalents......................   $         0      $3,050,000(a)     $3,050,000
Restricted cash................................       122,026                           122,026
Accounts receivable............................       278,993               _           278,993
Unbilled contract revenue......................       593,879        (548,475)(b)        45,404
Inventory......................................       364,910               _           364,910
Other current assets...........................       105,984               _           105,984
Total current assets...........................     1,465,792       2,501,525         3,967,317
Long term unbilled contract revenue............       312,421        (312,421)(b)             _
Capitalized system costs.......................     1,981,839               _         1,981,839
Property and equipment.........................       529,433               _           529,433
Goodwill.......................................    11,080,684               _        11,080,684
Patent development costs.......................       149,006               _           149,006
Total assets...................................   $15,519,175      $2,189,104       $17,708,279

                                       13

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable...............................   $ 1,306,278               _       $ 1,306,278
Accrue expenses................................     1,347,590               _         1,347,590
Leases payable                                         23,523               _            23,523
Deferred income................................       328,964        (319,966)(b)         8,998

Restructuring reserve                                 698,505               _           698,505
Total current liabilities......................     3,704,860        (319,966)        3,384,894
Long-term deferred income......................       312,421        (312,421)(b)             _
Long-term leases payable                            3,191,651                         3,191,651

Stockholders' equity:
Preferred stock................................       235,000               _           235,000
Common stock...................................       502,411               _           502,411
Warrant and options............................     1,723,175               _         1,723,175
Additional paid in capital.....................    44,072,090               _        44,072,090
Retained deficit...............................   (38,222,433)      3,050,000(a)    (35,400,942)
                                                                     (228,509)(b)
Total stockholders' equity.....................     8,310,243       2,821,491        11,131,734
Total liabilities and stockholders' equity.....   $15,519,175      $2,189,104       $17,708,279

                   See notes to unaudited pro forma consolidated financial statements.



                                      NESTOR, INC. AND SUBSIDIARIES
                         UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                       QUARTER ENDED JUNE 30, 2002

                                                             Nestor           Pro forma         Pro forma
                                                          Consolidated       Adjustments      Consolidated
                                                          ------------       -----------      ------------
Revenues:
Product royalties.................................        $   408,562     $  (403,189)(c)      $     5,373
License and service fees..........................            359,977                              359,977
Total revenues....................................            768,539        (403,189)             365,350
Operating costs and expenses:
Cost of goods sold................................            348,793                              348,793
Engineering services..............................            470,933                              470,933
Research and development..........................            653,745                              653,745
Selling and marketing.............................            195,292                              195,292
General and administrative........................            515,947                              515,947
Impairment and restructuring reserves.............          4,536,986                            4,536,986
Total operating expenses..........................          6,721,696                            6,721,696
Loss from operations..............................         (5,953,157)       (403,189)          (6,356,346)
Other expense.....................................           (173,396)                            (173,396)
Gain on royalty assignment                                          _       3,050,000 (a)        2,821,491
                                                                             (228,509)(b)
Income tax expense................................                  _                                   _
Net loss..........................................        $(6,126,553)    $(2,418,302)         $(3,708,251)
Basic and diluted loss per common share...........        $     (0.12)    $      0.05          $     (0.07)
Basic and diluted common shares                            50,476,112      50,476,112           50,476,112
     outstanding..................................


                   See notes to unaudited pro forma consolidated financial statements.


                                      NESTOR, INC. AND SUBSIDIARIES
                         UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                                      SIX MONTHS ENDED JUNE 30, 2002

                                                             Nestor           Pro forma        Pro forma
                                                          Consolidated       Adjustments      Consolidated
                                                          ------------       -----------      ------------
Product royalties.................................        $   663,476     $  (635,312)(c)      $    28,164
License and service fees..........................            943,001                              943,001
Total revenues....................................          1,606,477        (635,312)             971,165
Operating costs and expenses:.....................
Cost of goods sold................................            902,716                              902,716
Engineering services                                          906,922                              906,922
Research and development..........................          1,642,548                            1,642,548
Selling and marketing.............................            450,239                              450,239
General and administrative........................          1,047,385                            1,047,385
Impairment and restructuring reserves.............          4,536,986                            4,536,986
Total operating expenses..........................          9,486,796                            9,486,796
Loss from operations..............................         (7,880,319)       (635,312)          (8,515,631)
Other expense.....................................            255,177)                            (255,177)
Gain on royalty assignment                                                  3,050,000 (a)        2,821,491
                                                                             (228,509)(b)
Income tax expense................................                  -                                    -
Net loss..........................................        $(8,135,496)    $(2,186,179)         $(5,949,317)
Basic and diluted loss per common share...........        $     (0.16)    $      0.04          $     (0.12)
Basic and diluted common shares                            50,476,112      50,476,112           50,476,112
    outstanding...................................


                    See notes to unaudited pro forma consolidated financial statements

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     For purposes of these pro forma consolidated financial statements, Nestor has calculated the value of total consideration to be received from the assignment of royalties to CLA as $3,100,000 in cash, net of legal, accounting and other expenses estimated at $50,000.

     The transfer relates to all royalties paid by ACI subsequent to July 1, 2002. As of June 30, 2002, Nestor carried on its Balance Sheet $860,896 of Unbilled Revenues and $632,387 of Deferred Revenues related to the ACI royalty stream. These amounts were eliminated, and the net debit balance of $228,509 was netted against the $3,050,000 net proceeds realized from the CLA transaction. Accordingly, Nestor will realize a $2,871,491 gain on assignment of royalties as a result of this transaction.

     The following footnotes describe the pro forma adjustments made in the unaudited pro forma consolidated financial statements above.

     (a) To record the $3.1 million cash consideration received, net of the estimated costs of the transaction.

     (b) To eliminate the deferred income and unbilled revenue balances as of June 30, 2002 related to the ACI license agreement.

     (c)  To eliminate the actual ACI royalty revenues realized during 2002.


                      UNAUDITED COMPARATIVE PER SHARE DATA
                      ------------------------------------

     The following table summarizes per share information for Nestor on a historical and pro forma consolidated basis. The following information should be read in conjunction with the audited consolidated financial statements of Nestor, the unaudited interim consolidated financial statements of Nestor, and the unaudited pro forma consolidated financial statements included elsewhere herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Company.




                                                      Six Months Ended       Quarter Ended
                                                       June 30, 2002         June 30, 2002
                                                       -------------         -------------
Nestor, Inc.:
Net income (loss) basic and diluted per share:.........
     Historical........................................   $(0.16)               $(0.12)
     Pro forma.........................................   $(0.12)               $(0.07)
Book value per share:
     Historical........................................   $ 0.16                $ 0.16
     Pro forma.........................................   $ 0.22                $ 0.22



                                VOTING SECURITIES
                                -----------------

     The Common Stock and the Convertible Preferred Stock are the only securities of the Company entitled to be voted. The Company had outstanding 50,476,112 shares of capital stock at the close of business on the Record Date, consisting of 50,241,112 shares of Common Stock and 235,000 shares of Convertible Preferred Stock The holders of Common Stock and Convertible Preferred Stock are entitled to vote as a single class on all matters submitted to a vote of stockholders of the Company. Each outstanding share of Common Stock is entitled to one (1) vote and each outstanding share of Convertible Preferred Stock is entitled to one (1) vote for each share of Common Stock into which the Convertible Preferred Stock is convertible. As of the date of this Information Statement, one share of Convertible Preferred Stock is convertible into one share of Common Stock.

     In accordance with Delaware law and the Company's Certificate of Incorporation, the written consent of a majority of the holders of outstanding stock entitled to vote is required for stockholder approval of the transaction. The Company expects to obtain the required vote for stockholder approval of the transaction from approximately nine of the Company's principal stockholders and their affiliates who collectively own a controlling interest in the Company (excluding the 16.4% of the outstanding Common Stock held by Messrs. Wiener, Siteman and Carroll, the stockholders who have a direct interest in the transaction). ALL OF THESE PRINCIPAL STOCKHOLDERS HAVE ORALLY AGREED TO VOTE IN FAVOR OF THE TRANSACTION AND THE CONSENT OF THESE PRINCIPAL STOCKHOLDERS WILL BE SUFFICIENT, WITHOUT ANY FURTHER ACTION, TO PROVIDE THE NECESSARY STOCKHOLDER APPROVAL OF THE TRANSACTION.

     The consequence of the stockholder action is that the Company will be permitted to consummate the transaction without the payment of any consideration to its stockholders, without any requirement to solicit proxies from stockholders and regardless of the existence of any dissenting stockholders. Neither stockholder approval of the transaction nor consummation of the transaction will affect your rights as a stockholder.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

     The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of shares of Common Stock and Convertible Preferred Stock by: (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other three most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2001 (collectively, the "Named Executive Officers"), (iii) each director, and (iv) all directors and Executive Officers of the Company as a group. Except as otherwise herein indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of shares of the Company's Common Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

                                                              Amount and Nature
Name and Address of Beneficial Owner                       of Beneficial Ownership              Percent of Class
------------------------------------                       -----------------------              ----------------

NTS Investors, LLC
c/o David Polak
NWQ Investment Manager
2049 Century Park East, 4th Floor
Los Angeles, CA  90067......................                   19,488,080(1)                          36.6%

Entities associated with
  Wand Partners, Inc.(2)
Bruce W. Schnitzer, Chairman
630 Fifth Avenue, Suite 2435
New York, NY  10111.........................                    6,804,091(3)(4)                       12.9

                                       18

Carroll Family Trust
c/o Robert M. Carroll
2241 Century Hill
Los Angeles, CA  90067......................                    3,988,429(5)                           7.9

Alan M. Wiener, Trustee
Alan and Nancy Wiener Trust
5201 Amestoy Avenue
Encino, CA  91316...........................                    2,295,724(6)                           4.5

Alvin J. Siteman, Trustee
Alvin J. Siteman Revocable Trust
  Dated 7/9/93
50 South Bemiston Avenue
St. Louis, MO  63105........................                    2,036,818(7)                           4.0

Leon N. Cooper
49 Intervale Road
Providence, RI  02906.......................                    1,077,010(8)                           2.1

Douglas L. Reilly
109 John Scott Lane
North Kingstown, RI  02852..................                      567,573(9)                           1.1

Nigel P. Hebborn
84 Coolridge Road
Greenville, RI  02828.......................                      174,992(9)                           *

David Fox
29 Orchard Avenue
Providence, RI  02906.......................                    2,421,435(10)                          4.7

J. Steven Emerson
c/o NTS Investors, LLC
2049 Century Park East, 4th Floor
Los Angeles, CA  90067  (11)................                            -                              *

All Executive Officers and Directors as a Group
(10 Persons)................................                   38,854,152(12)                         68.2
------------------------
*        Less than 1%.

(1) David A. Polak, a director of the Company, is the Managing Member of NTS Investors, LLC and as such shares with NTS Investors, LLC the power to vote and dispose of the shares held by it. This number includes an option to purchase 1,000,000 shares of Common Stock at an exercise price of $1.28 per share until September 12, 2004 and the right to purchase up to 1,730,712 shares of Common Stock subject first to the exercise of existing warrants held primarily by Wand Partners (See below), and exercisable at the corresponding exercise prices.

(2) The "entities associated with Wand Partner Inc." are: Wand (Nestor) Inc., Wand/Nestor Investments L. P., Wand/Nestor Investments II L. P., Wand/Nestor Investments III L.P., Wand Partners Inc. and Wand Partners L.P.

(3) Bruce W. Schnitzer, a director of the Company, is the Chairman and owns 66% of the outstanding common stock of Wand (Nestor) Inc., a Delaware corporation, which, as a general partner, controls Wand/Nestor Investments
     L. P., Wand/Nestor Investments II L. P. and Wand/Nestor Investments III L.P., Delaware limited partnerships, which hold an aggregate of 4,446,860 shares of Common Stock, and Common Stock Purchase Warrants to acquire 2,349,040 shares of Common Stock of the Company at prices from $.51 to $.67. Bruce W. Schnitzer disclaims beneficial ownership of these securities except to the extent of his "pecuniary interest," as such term is defined in Rule 16a-1 of the Securities Exchange Act, therein as owner of a 10.7103% limited partnership interest in Wand/Nestor Investments L.P. and as the owner of 66% of Wand (Nestor) Inc.'s 1% general partnership interest in Wand/Nestor Investments L. P. Common Stock totaling 305,869 shares is held by holders subject to the Bank Holding Company Act of 1958, as amended, and have no voting rights.

     Bruce W. Schnitzer holds 8,191 vested stock options directly, which are included, and is the Chairman and owns 66% of the outstanding Common Stock of Wand Partners Inc., a Delaware corporation, which, as general partner controls Wand Partners L.P., a Delaware limited partnership, which has been granted by the Company a Common Stock Fee Purchase Warrant to acquire 207,500 shares of Common Stock of the Company exercisable until August 1, 2004 at a price of $.51 per share. Bruce W. Schnitzer disclaims beneficial ownership of this Warrant except to the extent of his "pecuniary interest," as defined in Rule 16a-1, therein, as the indirect owner of a 33% partnership interest in Wand Partners L.P.

(4) Each of the entities controlled by Wand (Nestor) Inc. and Wand Partners Inc. have sole power to vote and dispose of the shares held by them but may be deemed to share the power to vote and dispose of the shares held by the entity that controls it. By virtue of his ownership interest in Wand (Nestor) Inc. and Wand Partners Inc., Mr. Schnitzer may be deemed to share the power to vote and dispose of the shares held by each of the entities controlled by Wand (Nestor) Inc. and Wand Partners Inc.

(5) Robert M. Carroll is a director of the Company and the trustee of the Carroll Family Trust. As trustee of the Carroll Family Trust, Mr. Carroll and the trust are deemed to share the power to vote and dispose of the shares held by trust. This number includes 146,649 vested incentive options, which Dr. Carroll owns directly.

(6) Alan M. Wiener is a director and Chairman of the Board of Directors of the Company. He is also the Trustee of the Alan and Nancy Wiener Trust. This number of shares includes 146,649 vested incentive options, which Mr. Wiener owns directly.

(7) Mr. Siteman is a director of the Company and the Trustee of the Alvin J. Siteman Revocable Trust dated July 9, 1993.

(8) Includes 6,170 shares of Common Stock which Dr. Cooper, a director of the Company, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 224,320 shares of Common Stock (held in the name of family members) over which he exercises voting control.

(9) Includes 287,075 and 182,992 shares of Common Stock, which Messrs. Reilly and Hebborn, respectively, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan. Messrs. Reilly and Hebborn are corporate officers and directors of the Company.

(10) David Fox was a director and the President and Chief Executive Officer of the Company until July 1, 2002. This number includes 661,386 shares of Common Stock, which Mr. Fox may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 137,074 shares of Common Stock (over which he exercises voting control) held in the name of family members.

(11) Mr. Emerson is a director of the Company and a member of NTS Investors, LLC.

(12) This number includes: (i) 6,515,864 vested options and warrants owned or controlled by officers and directors of the Company, including 2,349,040 warrants controlled by Wand partnerships and 2,730,712 options and rights controlled by NTS Investors, LLC; (ii) the shares of Common Stock beneficially owned by Mr. Fox, the former President and Chief Executive Officer of the Company; and (iii) all other shares beneficially owned by the current directors and executive officers of the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this information statement to be signed on its behalf by the undersigned hereunto duly authorized.


                               NESTOR, INC.
                               ------------------------------------------------
                               (Registrant)



                               By: /s/ Nigel P. Hebborn
                                   --------------------------------------------
                                   Name:  Nigel P. Hebborn
                                   Title:  President and Chief Executive Officer


Dated:  August 28, 2002